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                                                                    EXHIBIT 99.1

STERLING BANCSHARES ENTERS SAN ANTONIO MARKET WITH ACQUISITION OF CAMINOREAL
BANK
October 24, 2000 09:00:00 AM ET

HOUSTON, Oct. 24 /PRNewswire/ -- Sterling Bancshares, Inc. (Nasdaq: SBIB) announced today that it has entered ---- into a definitive agreement to acquire CaminoReal Bancshares of Texas, Inc., San Antonio, Texas and its subsidiary bank, CaminoReal Bank, National Association. The acquisition is structured as a cash merger and, therefore, will be accounted for as a purchase.

CaminoReal Bancshares is privately held and is the bank holding company of CaminoReal Bank, National Association, which operates four bank offices in San Antonio and four banking offices in the nearby South Texas cities of Eagle Pass, Carrizo Springs, Crystal City and Pearsall. As of September 30, 2000, CaminoReal Bancshares had total assets of $291 million, loans of $149 million, deposits of $256 million, and pro forma shareholders' equity of $24.7 million.

J. Downey Bridgwater, President of Sterling, commented, "We are thrilled at the opportunity to enter the vibrant San Antonio and South Texas markets through CaminoReal's strong franchise. The opportunity to become the leading financial institution serving owner-operated businesses in San Antonio is excellent. By adding our financial resources, technological and operational capabilities, and support services to the customers, employees and management of CaminoReal, we are confident that Sterling will successfully capitalize on the strong growth opportunities that exist in San Antonio."

The total merger consideration to be paid by Sterling to the shareholders and warrantholder of CaminoReal is $51.8 million in cash. The shareholders of CaminoReal will receive $776.18 in cash for each share of CaminoReal common stock based upon 61,188 outstanding shares of common stock of CaminoReal, after giving effect to the conversion of outstanding stock options, convertible subordinated debentures, and preferred stock. The warrantholder of CaminoReal will receive $4.3 million. The proposed merger is subject to customary closing conditions, including receipt of all requisite regulatory approvals and the approval of CaminoReal's shareholders. The transaction is expected to close during the first quarter of 2001, with operational integration anticipated to occur in the second quarter of 2001.

Sterling anticipates that the acquisition of CaminoReal will be accretive to earnings per share by 3% in the first full year of operations following the integration of CaminoReal Bank into Sterling Bank. Additional earnings will result from enhanced loan growth and stronger non-interest income. Minimal cost savings have been built into the accretion analysis since Sterling has no existing presence in San Antonio. Sterling expects to incur a pretax special charge of $600,000 in connection with the merger.

Mr. Bridgwater emphasized, "We fully intend to look to the current management team and bankers at CaminoReal to take the leadership role in executing a successful growth strategy in the San Antonio and South Texas markets. While we will provide all of the necessary

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support and enhanced capacity for such growth, the same local philosophy that we have successfully followed in Houston will be followed in San Antonio and our other markets."

Michael G. Sweeney, President and CEO of CaminoReal, stated, "We are extremely excited to join forces with Sterling. Sterling's decentralized decision-making model, together with its disciplined focus on serving the owner-operated business segment through extraordinary personal service, attracted us to Sterling. We also recognized that a merger with Sterling would allow the franchise that our customers and bankers have built to continue to grow through expanded levels of technology, financial products and services, and personal service."

George Martinez, Chairman of Sterling, said, "We welcome the officers, employees and customers of CaminoReal to Sterling. Our mutual commitment to local decision-making and exceptional personal service will make this a seamless transition for the customers of CaminoReal, while providing them with increased lending capabilities, a broader array of products and services, and the benefits of customer-oriented new technologies. We also believe that our expansion outside of Houston into the San Antonio market, as well as our entry into the Dallas market later this year, will greatly benefit our shareholders. By becoming the Texas bank for owner-operated business in the three largest cities in Texas and three of the ten largest cities in the United States, we are confident that Sterling will consistently generate strong financial results for our shareholders."

Sterling will be hosting a conference call to discuss the acquisition at 11:00 a.m. EDT. To participate in this call please dial 212-271-4747, 10 to 15 minutes prior to the start time. To access the replay, please dial 1-858-812-6440 and use the passcode "16722043" from two hours after the end of the call until 11:59 p.m. (EDT) on Friday, October 27, 2000. You can also access the call by visiting www.vcall.com approximately 15 minutes before the call. Sterling Bancshares, Inc., with $2.0 billion in total assets, is a Houston-based bank holding company that operates twenty-three community banking offices in the Houston area. The Company also anticipates the opening of its Dallas office in the fourth quarter.

Except for historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to specific risks associated with the effects of future economic conditions on the Company and its customers; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks; the effects of competition from other commercial banks, thrifts, and other financial institutions; the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities, as well as other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 1999. Forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes", "anticipates", "expects", or words of similar import. Similarly, statements that

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describe the Company's future plans, objectives, estimates, or goals are forward-looking statements.

Contact: George Martinez, Chairman, or J. Downey Bridgwater, President, both of Sterling Bancshares, Inc., 713-466-8300; or Michele Katz, Stephanie Prince, or Michael Polyviou, or press, Jonathan Teall, all of Morgen-Walke Associates, Inc., 212-850-5600, for Sterling Bancshares, Inc.